UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2020

CNL Healthcare Properties, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-54685	27-2876363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Ave.

Orlando, Florida 32801

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (407) 650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure.

On or around March 25, 2020, CNL Healthcare Properties, Inc. (the “Company”) will send a letter to its stockholders notifying them of the Company’s estimated net asset value per share as of December 31, 2019 and related matters, and will e-mail financial advisors correspondence notifying them of the same matters. A copy of the letter is filed as Exhibit 99.1 and a copy of the e-mail correspondence is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference solely for the purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), the information contained in this Item 7.01 disclosure, including Exhibits 99.1 and 99.2, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall any of such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

By furnishing the information contained in this Item 7.01 disclosure, including Exhibits 99.1 and 99.2, the Company makes no admission as to the materiality of such information.

Item 8.01	Other Events.

Determination of Net Asset Value per Share as of December 31, 2019

Background and Conclusion

The Company prepares and announces an estimated net asset value per share of its common stock and provides such information to its stockholders and to members of the Financial Industry Regulatory Authority (“FINRA”) and their associated persons who participated in the Company’s public offerings to assist them in meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340. The Company previously announced NAVs of $10.01 per share (adjusted to $7.99 per share after declaration of a $2.00 per share special distribution and $0.02 adjustments relating to closing costs from sales of certain of the Company’s assets), $10.32 per share, $10.04 per share, $9.75 per share, $9.52 per share and $9.13 per share as of December 31, 2018, December 31, 2017, December 31, 2016, December 31, 2015, September 30, 2014 and September 30, 2013, respectively. Given the operational stage of the Company, commencing with the December 31, 2017 NAV, the Company began deducting estimated property-level transaction costs.

To assist the Board and the Company’s valuation committee, which is comprised solely of the Company’s independent directors (the “Valuation Committee”), in establishing a new estimated NAV per share of the Company’s common stock as of December 31, 2019 (the “Valuation Date”), the Company engaged Robert A. Stanger & Co., Inc., an independent third-party valuation firm (“Stanger”), to provide a net asset valuation analysis of the Company. Stanger developed a net asset valuation analysis of the Company and provided the analysis to the Valuation Committee in a report dated March 23, 2020 that contained, among other information, a range of per share net asset values for the Company’s common stock as of the Valuation Date (the “Valuation Report”).

The Valuation Committee and the Board reviewed the Valuation Report and considered the material assumptions and valuation methodologies applied and described therein. Upon due consideration, on March 23, 2020, the Valuation Committee determined that the range of per share values for the Company’s common stock was reasonable as of the Valuation Date and recommended the Board approve $7.81 per share as the estimated NAV as of the Valuation Date. Thereafter, at a meeting of the Board, which was also held on March 23, 2020, the Board accepted the recommendation of the Valuation Committee and unanimously approved $7.81 per share as the Company’s estimated NAV as of the Valuation Date (the “2019 NAV”). The 2019 NAV is the midpoint of the range of per share net asset values, adjusted for estimated transaction costs, for the Company’s common stock that Stanger provided in the Valuation Report.

Other than the adjustment for estimated transaction costs, the Board’s determination of the 2019 NAV was undertaken in accordance with the Company’s valuation policy and the recommendations and methodologies of the Institute for Portfolio Alternatives, a trade association for non-listed direct investment vehicles (“IPA”), as set forth in the Investment Program Association Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Listed REITs” dated April 29, 2013 (“IPA Practice Guideline”).

The 2019 NAV represents a snapshot in time as of December 31, 2019, will likely change, and does not necessarily represent the amount a stockholder would receive now or in the future for his or her shares of the Company’s common stock. Specifically, the 2019 NAV does not attempt to quantify any effect the novel coronavirus may have on the financial condition of the Company or marketability of its assets. The 2019 NAV is based on a number of assumptions, estimates and data that are inherently imprecise and susceptible to uncertainty and changes in circumstances. Please see “Valuation Methodologies and Major Assumptions,” “Valuation Summary,” and “Additional Information Regarding the Valuation, Limitations of the 2019 NAV and Stanger” in this Current Report, below.

Valuation Methodologies and Major Assumptions

As of the Valuation Date, the Company’s real estate portfolio consisted of interests in 81 assets, including 72 seniors housing communities, seven post-acute care facilities and two acute care hospitals. Of the Company’s properties held as of the Valuation Date, five of our seniors housing communities were owned through an unconsolidated joint venture and one was comprised of unimproved land.

For purposes of the valuation analysis, the Company’s assets were classified into two categories: the appraised properties which consist of 71 seniors housing properties, one undeveloped land parcel and two acute care facilities (the “Appraised Properties”), and the sale properties which consist of seven post-acute care facilities that were owned by the Company and under agreements for purchase and sale (the “Sale Agreements”) as of the Valuation Date and subsequently sold to unrelated third parties subject to the terms of the Sale Agreements (the “Sale Properties”). The Appraised Properties were valued using valuation and appraisal methodologies consistent with real estate industry standards and practices further described below. The Sale Properties were valued based on the prices set forth in the Sale Agreements. The valuation methodologies applied to each category are summarized below.

Appraised Properties: To estimate the value of the Appraised Properties, Stanger conducted an appraisal of each asset. In determining the valuation of each Appraised Property, Stanger utilized all information that it deemed relevant, including information from the Advisor and its own data sources, which data sources included trends in capitalization rates, leasing rates and other economic factors. In conducting its appraisals of the Appraised Properties, and pursuant to its engagement, Stanger utilized the income approach to valuation. Specifically, Stanger determined an appropriate capitalization rate for all Appraised Properties, other than one vacant land parcel and one single-tenant leased acute care asset (the latter of which was valued based on a reconciliation of the direct capitalization method and a discounted cash flow approach).

As applicable, Stanger adjusted the capitalized value of each Appraised Property for any excess land, deferred maintenance or capital needs and lease-up costs, as appropriate, to estimate the “as-is” value of each Appraised Property as of the Valuation Date. Stanger then adjusted the “as-is” property values, as appropriate, for the Company’s allocable ownership interest in the Appraised Properties to account for the interests of any third-party investment partners, including any priority distributions. In providing a valuation for the land parcels owned by the Company (which includes the one Appraised Property vacant land parcel and excess or surplus land parcels deemed contributory to value within six seniors communities that are part of the Appraised Properties, actual and/or proposed land sale transactions were identified in each property’s market or region and adjusted to reflect, as appropriate: (i) the property rights conveyed in such transaction; (ii) any extraordinary, special or non-market financing or credits provided by the seller or others which may have influenced the sale price; (iii) adjustments for non-arms-length sale transactions; (iv) improvements or deterioration of market conditions from the reported land sale date through the Valuation Date; (v) listing status versus a consummated sale; (vi) location factors such as area demographics, traffic exposure and access; (viii) land deemed surplus; (viii) zoning factors; and (ix) land size. An index of value (price per square foot) for each land parcel from the land sale comparables was derived and the appropriate index was applied to the Company’s land and excess or surplus land parcels. As of the Valuation Date, the aggregate estimated value of the Appraised Properties was approximately $1.99 billion.

Sale Properties: The value assigned to the Sale Properties was based on the purchase prices set forth in the Sale Agreements net of various credits and adjustments in accordance with the Sale Agreements.

Debt: The Company determined the fair market value of its debt liabilities by applying a discounted cash flow analysis over the projected remaining term of each debt liability and reflecting the debt’s contractual agreement and corresponding interest and principal payments. The expected debt payments were then discounted to present value at an interest rate the Company deemed appropriate and reflective of market interest rates as of the Valuation Date for debt instruments with similar collateral, anticipated duration and prepayment terms. While Stanger did not determine the value of the Company’s debt liabilities, Stanger did review the market interest rates used by the Company in determining the debt fair market value and, based upon a summary of the loan terms as provided by the Company, determined that in the aggregate, the market interest rates utilized by the Company were reasonable.

Cash, Other Tangible Assets and Other Liabilities: The fair value of the Company’s cash, other tangible assets and liabilities was estimated by the Company to approximate net realizable value as of the Valuation Date based upon the values of these assets and liabilities on the Company’s balance sheet, and Stanger relied upon and utilized such amounts in its Valuation Report.

Stanger prepared an appraisal report (the “Appraisal Report”) summarizing key information and assumptions and providing an appraised value on the 74 Appraised Properties in which the Company owned as of the Valuation Date. In accordance with the valuation policy and the IPA Practice Guideline, the appraised value excludes any portfolio premium. The Valuation Report incorporates the appraised value conclusions of the Appraisal Report adjusted for any interests held by third-parties in the Appraised Properties, and the value of the Sale Properties. Furthermore, the Valuation Report includes (i) the Company’s fair market value of its debt liabilities, (ii) cash and other tangible assets and liabilities based upon their net realizable value (iii) the Advisor’s deductions for estimated property-level transaction costs in a hypothetical orderly sale of the real estate assets of the Company; and (iv) Stanger’s estimate of the Advisor’s subordinated participation in net sales proceeds or incentive fee due upon liquidation of the Company’s portfolio.

Valuation Summary

The following is a summary of the direct capitalization rates used to arrive at the value of the Appraised Properties: seniors housing direct capitalization rate range of 5.25% to 7.75% with a weighted average of approximately 6.49%; acute care direct capitalization rate range of 8.25% to 9.25% with a weighted average of approximately 9.06%. The direct capitalization analysis was performed by applying a market capitalization rate for each applicable Appraised Property to the estimated stabilized forward-year annual net operating income at each such property. For the one leased acute care property for which a discounted cash flow analysis was also conducted (due to the remaining lease term and the contractual lease rate relative to market lease rates), the discount rate and terminal capitalization rate applied was 9.75% and 8.75%, respectively. In selecting each capitalization rate (and the discount rate for the discounted cash flow property), Stanger took into account, among other factors, prevailing capitalization rates in the applicable property sector, the property’s location, age and condition, the property’s operating trends and, for triple-net leased properties, the lease coverage ratios and other unique property factors.

A valuation range was calculated by varying the direct capitalization rates (and terminal capitalization and discount rate for the one single tenant acute care asset) by 25 basis points in either direction. Stanger also varied the price per square foot value for the one undeveloped land parcel by $0.25 in each direction. The lower end of the capitalization rate and discount rate range, and upper end of the land price per square foot range, has a positive $0.45 impact on NAV per share. The high end of the capitalization rate and discount rate range, and lower end of the land price per square foot range, has a negative $0.42 impact on NAV per share.

The Valuation Report contained a range for the Company’s estimated 2019 NAV of $7.39 to $8.26 per share, including deductions for the Advisor’s estimated transaction costs in a hypothetical orderly sale of the assets of the Company, based on a share count of approximately 173.96 million shares issued and outstanding as of the Valuation

Date, excluding restricted shares issued to the Company’s Advisor in connection with the Expense Support and Restricted Stock Agreement between the Company and the Advisor, as amended from time to time. Such shares were excluded from the 2019 NAV calculation because the Company and the Advisor do not anticipate the vesting of those shares based on the terms and conditions set forth in the Expense Support and Restricted Stock Agreement.

Material Components of the 2019 NAV

The following table summarizes the material components of the Company’s 2019 NAV per share, and provides a comparison of such value and the components thereof with the Company’s prior NAV determinations as of December 31, 2018.

Table of Value Estimates for Components of Net Asset Value(1)

(Approximate $ in 000’s, except per share value)

(Dollars in Thousands, except per Share)

	Net Asset Value as of 12/31/19	NAV Per Share as of 12/31/19(5)	Net Asset Value as of 12/31/18	NAV Per Share as of 12/31/18(6)
Real estate assets, net	$2,028,121	$11.66	$3,443,942	$19.65
Investment in unconsolidated subsidiaries	14,256	0.08	15,284	0.09
Cash and cash equivalents(2)	48,352	0.28	65,102	0.37
Prepaid expenses and other assets	17,643	0.10	19,368	0.11
Fair market value of debt(3)	(686,246)	(3.95)	(1,707,500)	(9.74)
Accounts payable and accrued expenses(4)	(26,282)	(0.15)	(32,971)	(0.19)
Other liabilities	(5,525)	(0.03)	(10,160)	(0.06)
Noncontrolling Interests	(4,143)	(0.02)	(4,169)	(0.02)

Net Asset Value before Est. Transaction Costs	$1,386,177	$7.97	$1,788,895	$10.21

Estimated Transaction Costs	(27,212)	(0.16)	(34,207)	(0.20)

Net Asset Value after Est. Transaction Costs	$1,358,964	$7.81	$1,754,688	$10.01

Closing and related costs (reconciliation of actual to estimated)	—	—	(3,180)	(0.02)
Special Distribution (May 2019)	—	—	(350,591)	(2.00)

Net Asset Value	$1,358,964	$7.81	$1,400,916	$7.99

(1)

Balance sheet items reflect management’s audited balance sheet as of Dec. 31, 2019 and unaudited balance sheet as of Dec. 31, 2018, adjusted for the Company’s ownership share. These are the composite mid-point figures as derived.

(2)	Includes restricted cash.
(3)	Excludes debt from unconsolidated JVs.
(4)	Includes amounts due to related parties.
(5)	Based on 173,960,540 shares.
(6)	Based on 175,295,363 shares.

The main factor that impacted the Company’s 2019 NAV per share as compared to the Company’s prior NAV determination as of December 31, 2018, as adjusted for the special distribution and closing and related costs, is a decline in the appraised value of the Appraised Properties by approximately 2.0% when compared to the appraised value in the Company’s estimated NAV as of December 31, 2018. This was driven in part by capitalization rate expansion and a year-over-year reduction in projected net operating income.

Sensitivity Analysis

Changes to the key assumptions used to arrive at the estimated NAV per share could have a significant impact on the underlying value of the Company’s real estate assets. The following table presents the impact on the estimated

NAV per share of the Company’s common stock resulting from a 5.0% increase and decrease to parameters utilized in developing Stanger’s value opinion of the Appraised Properties underlying the concluded NAV per share.

	Value Sensitivity
	Low	Concluded	High
Estimated Net Asset Value Per Share (a)	$7.28	$7.81	$8.40
Weighted Average Capitalization Rate Appraised Properties	6.89%	6.52%	6.23%
Terminal Capitalization Rate Appraised Properties(b)(c)	9.19%	8.75%	8.31%
Discount Rate Appraised Properties(b)(b)	10.24%	9.75%	9.26%
Land Value Per Square Foot—Undeveloped Land(c)(d)	$4.28	$4.50	$4.73

(a)

The Estimated Net Asset Value Per Share above is not the range of per share net asset values contained in Stanger’s Valuation Report. Rather, it is only the effect of a 5% increase and decrease in the parameters utilized in the value of the Appraised Properties underlying the concluded NAV per share.

(b)	Relates to one single-tenant asset for which a discounted cash flow analysis was conducted.
(c)	As changes in these specific valuation parameters are not material by themselves, we have shown the aggregate value change from moving all parameters up or down by 5%.
(d)	Relates to the one undeveloped land parcel that was part of the Appraised Properties.

Additional Information Regarding the Valuation, Limitations of the 2019 NAV and Stanger

Throughout the valuation process, the Valuation Committee and the Company reviewed, confirmed and approved the processes and methodologies used by Stanger and their consistency with real estate industry standards and best practices.

Although Stanger considered comments received from the Company or the Advisor during the valuation process, the final appraised values of the Company’s Appraised Properties in the Valuation Report were determined by Stanger. The Valuation Report was based upon market, economic, financial and other information, circumstances and conditions existing at or around the Valuation Date and any material change in such information, circumstances and/or conditions may have a material effect on the Company’s estimated 2019 NAV. Stanger’s valuation materials were addressed solely to the Company to assist the Valuation Committee and the Board in establishing an estimated 2019 NAV. Stanger’s valuation materials were not addressed to the public and should not be relied upon by any other person to establish an estimated value of the Company’s common stock. The Valuation Report does not constitute a recommendation by Stanger to purchase or sell any shares of the Company’s common stock.

Although Stanger reviewed the information provided by the Company for reasonableness and utilized some of the information in its valuation analyses, Stanger and its affiliates are not responsible for the accuracy of the information. Neither Stanger nor any of its affiliates is responsible for the Board’s determination of the estimated 2019 NAV. While Stanger reviewed for reasonableness publicly available information and the financial information supplied or otherwise made available to it by the Company, Stanger assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party, and did not undertake any duty or responsibility to verify independently any of such information.

In performing its analyses, Stanger made numerous assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are necessarily subject to change and beyond the control of Stanger and the Company. The analyses performed by Stanger are not necessarily indicative of actual values, trading values or actual future results of the Company’s common stock that might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to reflect the prices at which the properties may actually be sold, and such estimates are inherently subject to uncertainty. The actual value of the Company’s common stock may vary significantly depending on numerous factors that generally impact the price of securities, the financial condition of the Company and the state of the real estate industry more generally. Accordingly, with respect to the estimated NAV per share of the Company’s common stock as of December 31, 2019, neither the Company nor Stanger can give any assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value per share;

•

a stockholder would ultimately realize distributions per share equal to the Company’s estimated net asset value per share upon liquidation of the Company’s assets and settlement of the Company’s liabilities or a sale of the Company;

•	the Company’s shares would trade at a price equal to or greater than the estimated NAV per share if the Company listed them on a national securities exchange; or

•	the methodology used to estimate the Company’s NAV per share would be acceptable to FINRA or under the Employee Retirement Income Security Act (ERISA) for compliance with its reporting requirements.

The estimated 2019 NAV was determined by the Board as of the Valuation Date. However, the value of the Company’s shares will fluctuate over time as a result of, among other things, developments related to individual assets, general economic conditions or unanticipated events, and responses to the real estate and capital markets.

Stanger possesses substantial experience in the valuation of assets similar to those owned by the Company and regularly undertake the valuation of securities in connection with public offerings, private placements, business combinations and similar transactions. For the preparation of the Valuation Report, the Company paid Stanger a customary fee for services of this nature, no part of which was contingent relating to the provision of services or specific findings. In the past, certain of the Company’s affiliates have engaged Stanger primarily for various real estate-related services, and the Company anticipates that Stanger will continue to provide similar real estate-related services in the future. In addition the Company may in its discretion engage Stanger to assist the Board in future determinations of the Company’s estimated NAV. The Company is not affiliated with Stanger or any of its affiliates. While the Company and affiliates of the Advisor have engaged and may engage Stanger or its affiliates in the future for valuations and commercial real estate-related services of various kinds, the Company believes that there are no material conflicts of interest with respect to the Company’s engagement of Stanger.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1 Text of correspondence from the Company to Stockholders regarding the 2019 NAV.

99.2 Text of correspondence from the Company to Financial Advisors and Broker-Dealers regarding the 2019 NAV.

Caution Concerning Forward-Looking Statements

Statements in this Current Report on Form 8-K that are not statements of historical fact, including statements about the purported value of the Company’s common stock, constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the Company’s business and its performance, statements of future economic performance, and other future conditions and forecasts of future events and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance in connection with discussions of future operating or financial performance, business strategy and portfolios, projected growth prospects, cash flows, costs and financing needs, legal proceedings, amount and timing of anticipated future distributions, estimated per share value of the Company’s common stock, and other matters. The

Company’s forward-looking statements are not guarantees of future performance. While the Company’s management believes its forward-looking statements are reasonable, such statements are inherently susceptible to uncertainty and changes in circumstances. As with any projection or forecast, forward-looking statements are necessarily dependent on assumptions, data and/or methods that may be incorrect or imprecise and may not be realized. The Company’s forward-looking statements are based on management’s current expectations and a variety of risks, uncertainties and other factors, many of which are beyond the Company’s inability to control or accurately predict. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors.

For further information regarding risks and uncertainties associated with the Company’s business, and important factors that could cause the Company’s actual results to vary materially from those expressed or implied in its forward-looking statements, please refer to the factors listed and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Risk Factors” sections of the Company’s documents filed from time to time with the Securities and Exchange Commission, including, but not limited to, the Company’s quarterly reports on Form 10-Q, and the Company’s annual report on Form 10-K, copies of which may be obtained from the Company’s website at http://www.cnlhealthcareproperties.com.

All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date on which they are made; the Company undertakes no obligation to, and expressly disclaims any obligation to, update or revise its forward-looking statements to reflect new information, changed assumptions, the occurrence of subsequent events, or changes to future operating results over time unless otherwise required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 25, 2020		CNL HEALTHCARE PROPERTIES, INC.
a Maryland corporation

	By:	/s/ Ixchell C. Duarte
Ixchell C. Duarte
Chief Financial Officer and Treasurer